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[LETTERHEAD]

THOMAS G. LOVETT, IV.
612/371-3270
tlovett@lindquist.com

                                                                     EXHIBIT 5.1

                                  July 25, 1997


Medical Graphics Corporation
350 Oak Grove Parkway
Saint Paul, Minnesota 55127

     Re:  Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 to be filed by Medical Graphics Corporation (the "Company") with the Securities and Exchange Commission on July 25, 1997 relating to an offering of 444,445 shares of Common Stock, par value $.05 per share, to be offered by the Selling Shareholders, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

     2. The shares of Common Stock being offered by the Selling Shareholders have been validly issued and are fully paid and nonassessable, or, if such shares will be sold upon conversion of outstanding Class A Stock of the Company, will be legally issued, fully paid and nonassessable when issued and paid for as contemplated by the respective warrants.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                              Very truly yours,


                              LINDQUIST & VENNUM P.L.L.P.